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                                                                      EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-96787 and 333-20963 on Forms S-8 of our report dated September 30, 2005, (which report on the effectiveness of the Company's internal control over financial reporting expresses a disclaimer of opinion on management's assessment of the effectiveness of the Company's internal control over financial reporting because of a scope limitation and expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of material weaknesses), relating to management's report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K/A of Fedders Corporation for the year ended December 31, 2004.


/s/ Deloitte & Touche LLP

Parsippany, New Jersey
January 9, 2006